Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made effective as of April 19, 2009, by and between TopSpin Medical (Israel) Ltd. (the “Company”) of 53 Derech Hashalom, Givataim, Israel, and Top-Notch Consultancy 2009 Ltd. (the “Consultant”).

WHEREAS	Mr. Ehud Gilboa, the controlling shareholder of the Consultant (“Gilboa”), is a director at the Company, as well as a director at TopSpin Medical Inc., its parent company (the “Parent”); and

WHEREAS
The Company wishes the Consultant, solely through Gilboa, to perform certain Services (as defined below) and the Consultant is willing to provide such Services through Gilboa, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:
1	Consultancy.
1.1
Consulting Period. The Consultant shall serve as a consultant to the Company and the Parent (collectively, together with any other subsidiary of the Company or the Parent, the, the “Group”) in respect of the Services for a period commencing on the date of this Agreement and continuing until termination of this Agreement in accordance with Section 7 below (the “Consulting Period”).

1.2
Experience. The Consultant represents that it (including Gilboa) has the capability, know-how, expertise and experience necessary to perform the Services. The Consultant, through Gilboa, will devote sufficient time and efforts to performing the Services under this Agreement, as may be required to accomplish the duties described below.

1.3
No Conflicts. The Consultant represents that the performance of the Services or any other duties and obligations of the Consultant hereunder do not and will not conflict with, or breach, any prior agreement, contract, patent disclosure agreement, non-competition agreement, any restrictive covenant relating to the involvement whatsoever of each of the Consultant and Gilboa with the Company or any other instrument to which the Consultant or Gilboa are a party or by which they are bound. Consultant shall immediately and without delay inform the Company’s Chairman of the Board of Directors (the “Board”) of any affairs and/or matters that might constitute a conflict of interest with the provision of Services. Consultant will inform the Company of any other potential conflict of interests with its business at the relevant time.

1.4	Reliance. Consultant understands that the Company is relying on the representations made by Consultant in this Section 1 in making its decision to enter into this Agreement.

2
Services. The Consultant agrees and undertakes to provide the Services exclusively through Gilboa. During the Consulting Period, Consultant, solely through Gilboa, shall provide services functionally equivalent to the position of an interim CEO of the Group, as may reasonably be requested by the Board (the “Services”). The Consultant shall provide at least [80] hours of Services per month. The Consultant undertakes to perform its duties and obligations under this Agreement with the highest degree of professionalism. The Consultant shall devote his know-how, expertise, talent, experience and best efforts to the performance of the Services, and shall act to promote the Group’s business and affairs, and performs and discharges the Services faithfully, with devotion, honesty and fidelity. The parties agree that during the consulting period neither the Consultant nor Gilboa shall engage in any business or professional activity, other than current activities of the Consultant and/or Gilboa as disclosed to the Board by the Consultant prior to th adate hereof, unless: (i) the Consultant provided the Company with a prior written notice and acquired the consent of the Board to such additional activity; and (ii) such additional activity does not breach this Agreement, its Annexes or any other agreement between the Company and the Consultant and/or Gilboa, including, without limitation, the provisions of Exhibit A. The Consultant shall report to, and provide its services under the direction of, the Company’s Board. Gilboa shall use the title of ‘Chief Executive Officer’ on all business related materials and interactions with individuals and entities during the course of his Services.

3
Legal Relationship; Independent Contractor. The parties hereto acknowledge that the legal relation between the Company and Consultant’s employees, including Gilboa (the "Employees”), is limited in the manner expressly provided herein. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that neither shall be deemed to be an employee, partner or a joint venturer of the other. Without limiting the foregoing, the Consultant shall be solely responsible for all its federal, state and local income taxes, unemployment insurance tax, social security tax and cell-phone related taxes. Both parties agree to the following:

3.1
The Consultant (including its Employees) is an independent contractor, not an employee of the Company or any other member of the Group. The Company shall not be responsible for the Consultant or its Employees’ acts while performing the Services hereunder, whether on the Company’s premises or elsewhere. By signing this Agreement, the Consultant acknowledges and agrees that as a Consultant to the Company neither the Consultant nor it’s Employees’ are entitled to receive from the Company or any other member of the Group any social benefits (including without limitation, paid vacation days, paid sick leave, severance payments, pension funds, etc.).

3.2
Gilboa was offered by the Company the option to be engaged by the Company as its employee, in consideration for salary and other benefits (including, without limitation paid vacation days, paid sick leave, severance payments, managers’ insurance, recreation pay and advanced notice fees), such that the total cost to the Company of such employment will be equal to the Fees. Gilboa declined such offer and demanded from the Company that no employer-employee relations be established between himself and the Company, and that the Consultant provides the Services, at his own initiative and free will and based on the Gilboa’s and Consultant’s sole considerations.

3.3
Each of the Company and the Consultant (including any of its Employees) is estopped from making any claim regarding the existence of employer-employee relations between the Consultant’s Employees and the Company or any other member of the Group.

3.4
If, despite the parties’ express representations and agreements hereunder, it shall, at any time, be determined by a court of competent jurisdiction or by any other governmental authority, that employer-employee relations exist between the Company (or any other member of the Group) and the Consultant’s Employees and, the Consultant’s Employees shall become entitled to any rights and/or payments resulting from the existence of such relations, and/or the Company (or any other member of the Group) shall be required to bear any additional expenses or costs (specifically including any taxes or obligatory payments to the tax authorities, the National Insurance authorities, etc.), the parties agree and undertake that the aggregated “salary” to which the Consultant’s Employees are entitled for their services as an such deemed employee of the Company hereunder shall be equal to 60% of the Fees (together, the “Compensation”), and the Consultant undertakes in such event to immediately repay and return to the Company any amounts in excess of said Compensation received by its employee from the Company. The Consultant further undertakes to indemnify the Company for any loss, payment, expense or damage caused to the Company (or any other member of the Group) as a result of such determination

4
Compensation. In consideration for the Services, the Consultant shall be entitled to a monthly fee of NIS34,105, plus VAT, against an invoice furnished by it to the Company (the “Monthly Consideration”). In recognition of its efforts and contribution to the Group, through Gilboa, the Consultant shall be entitled to receive the Monthly Consideration retroactively from January 1, 2009 (the “Effective Date”).

5	Additional Benefits. The Company shall bear up to 50% of all fixed and variable maintenance costs of the cellular phone used by the Consultant.

6	Confidentiality and Assignment.
6.1	Consultant and each of its Employees providing the Services shall execute the Proprietary Information and Confidentiality Agreement, in the form attached hereto as Exhibit A.
6.2
Consultant acknowledges that the Parent Company is a publicly traded company and as such Consultant and each of its Employees providing the Services shall abide by all applicable laws in connection therewith, including relating to insider trading and the like.

7	Term and Termination.
7.1	Either party may terminate this Agreement at any time, and for any reason or for no reason, upon 45 days prior written notice to the other party.

7.2	This Agreement may be terminated immediately by the Company in the event of:
7.2.1
Breach by the Consultant of any material provision of this Agreement which is not curable or is not cured by the Consultant within 7 days after its receipt of notice thereof from the Company containing a description of the breach or breaches alleged to have occurred (it being understood that the provisions of Exhibit A of this Agreement are deemed to be material provisions);

7.2.2	Persistent neglect by the Consultant or material failure by the Consultant to adequately perform the Services;
7.2.3	Any act of moral turpitude by the Consultant or action by the Consultant to intentionally harm the Group;
7.2.4	The Consultant becoming bankrupt; the filing by or against the Consultant of a petition in bankruptcy, or a composition with creditors or any similar action in consequence of debt.
7.3	This Agreement may be terminated immediately by the Consultant in the event of:
7.3.1
If the Company ceases doing business as a going concern, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, files a petition seeking for itself any reorganization, liquidation, dissolution or similar arrangement under any statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its assets or properties; or

7.3.2
If the Company fails to pay any sum when due to the Consultant or otherwise is in material breach or default of this Agreement and fails to cure such breach or default within fourteen (14) days in the case of non- payment or within thirty (30) business days in the case of any other material default after receipt of written notice from the non-defaulting party.

8	Miscellaneous.
8.1
Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, or by facsimile transmission (provided that written confirmation of receipt is provided), at the above address or at such address as a party may from time to time designate in writing to the other parties. Notices shall be deemed to be received 4 days after being sent or 24 hours after being faxed.

8.2
No Assignment. The performance of the Consultant’s obligations hereunder may not be transferred or assigned by the Consultant. The Company may assign this Agreement to any successor in interest with the written consent of the Consultant.

8.3
Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel without giving effect to the principles of conflict of law thereof. Any action instituted by any of the parties shall be brought in the appropriate court in the State of Israel, which shall have exclusive jurisdiction over such actions, and each party hereto submits itself to the personal jurisdiction of the courts in Israel.

8.4
Enforcement. If it is necessary for either party to enforce the terms of the Agreement through legal action, the prevailing party in said legal action shall be entitled to recover its reasonable attorneys’ fees and costs incurred in such enforcement against and from the nonprevailing party.

8.5
Preamble; Annexes/Titles. The preamble to this Agreement and the Exhibit attached hereto form integral parts hereof. The titles in this Agreement are intended for convenience purposes only and they do not have and shall not be ascribed any weight in the interpretation hereof.

8.6
Entire Agreement; Amendment, etc. This Agreement and its Exhibit are the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior understandings, agreements and discussions between them, oral or written, with respect to such subject matter. This Agreement shall not be modified or amended except by a written instrument, signed by the parties hereto. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available at law or in equity. No waiver or failure to act with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

8.7
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Avi Molcho	/s/ Ehud Gilboa

TopSpin Medical (Israel) Ltd.	Top-Notch Consultancy 2009 Ltd.
By: Avi Molcho
Title: Director

/s/ Tami Sharbit-Bachar

TopSpin Medical (Israel) Ltd.
By: Tami Sharbit-Bachar
Title: Director of Finance

The undersigned hereby agrees to be bound by the provisions of the Agreement.

/s/ Ehud Gilboa

Mr. Ehud Gilboa
Date: April 19, 2009

Exhibit A
to Consulting Agreement by and between TopSpin Medical (Israel) Ltd.
and the Consultant whose name is set forth herein

Name of Consultant:	Top-Notch Consultancy 2009 Ltd.
Company No. of Consultant:	514231190
1	General

Capitalized terms herein shall have the meanings ascribed to them in the Consulting Agreement to which this Exhibit is attached (together with this Exhibit, the “Agreement”). For purposes of any undertaking of the Consultant toward the Company or other term of the Agreement, the term “Company” shall include the Company, the Company’s parent company, and all subsidiaries and affiliates of such parent company or the Company.

2	Confidentiality; Proprietary Information.
2.1
Consultant acknowledges and agrees that Consultant had and will have access to confidential and proprietary information concerning the business and financial activities of the Company, including information relating to the Company’s research and development, banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned), and any confidential information received by the Company from third parties. Such information, whether documentary, written, oral or computer generated, shall be referred to as “Proprietary Information”.

2.2
Proprietary Information shall be deemed to include any and all proprietary information relating to the Company’s business, financial condition or activities, which is disclosed by or on behalf of the Company and irrespective of form but excluding information that is or shall become part of the public knowledge (including without limitation the industries or trades in which the Company operates) except as a result of the breach of the Agreement or this Exhibit by the Consultant. For the removal of doubt, general skills and experience gained during the Consultant’s engagement by the Company shall not be considered Proprietary Information hereunder.

2.3
Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

2.4
Consultant agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith and applications therefor shall be the sole property of the Company and its assigns. At all times, both during Consultant’s engagement by the Company and after Consultant’s termination, Consultant will keep in confidence and trust all Proprietary Information, and the Consultant will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties under the Agreement.

2.5
Upon termination of Consultant’s engagement with the Company, Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to Consultant’s work with the Company, and will not take with Consultant any documents or materials or copies thereof containing any Proprietary Information.

2.6	Consultant’s undertakings set forth in this Section 2 shall remain in full force and effect after termination of the Agreement or any renewal thereof.
3	Disclosure and Assignment of Inventions.
3.1
Consultant understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business and that, as an essential part of Consultant’s engagement with the Company, Consultant is expected to make new contributions to and create inventions of value for the Company.

3.2
Consultant undertakes and covenants that it will promptly disclose in confidence to the Company all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets (“Inventions”), whether or not patentable, copyrightable or protected as trade secrets, that are made or conceived or first reduced to practice or created by Consultant, either alone or jointly with others, during the period of Consultant’s engagement, whether prior to or after the date hereof, .

3.3
Consultant agrees that all Inventions (excluding Inventions that in the reasonable judgment of the company’s Board of Directors (a) are not developed using equipment, supplies, facilities, Proprietary Information or trade secrets of the Company, (b) do not result from or in connection with work performed by Consultant for the Company, and (c) do not relate to the Company’s business or current or anticipated research and development) will be the sole and exclusive property of the Company (“Company Inventions”).

3.4
Consultant hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that Consultant may have in or with respect to any Company Invention.

3.5
Consultant agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries. Consultant will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Consultant’s engagement with the Company. Consultant hereby irrevocably designates and appoints the Company and its authorized officers and agents as Consultant’s agent and attorney in fact, coupled with an interest to act for and on Consultant’s behalf and in Consultant’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Consultant himself, during and beyond the termination of Consultant’s engagement with the Company.

3.6	Consultant’s undertakings set forth in this Section 3 shall remain in full force and effect after termination of the Agreement or any renewal thereof.
4	Non-Compete.
4.1
Consultant agrees and undertakes that, so long as Consultant is engaged by the Company and for a period of twelve (12) months following termination of Consultant’s engagement for whatever reason, Consultant will not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with, any business or venture that competes with the Company; provided, however, that Consultant may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time three percent of any class of stock or securities of such company, and so long as Consultant has no role in the publicly owned and traded company as director, officer, employee, consultant or otherwise.

4.2
Consultant agrees and undertakes that during the period of Consultant’s engagement and for a period of twelve (12) months following termination, Consultant will not, directly or indirectly, including personally or in any business in which Consultant is an officer, director or shareholder, for any purpose or in any place, solicit for employment or employ any person employed by the Company (or retained by the Company as a consultant, if such consultant is prevented thereby from continuing to render its services to the Company) on the date of such termination or during the preceding twelve (12) months.

4.3
If any one or more of the terms contained in this Section 4 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable Israeli law.

5	Enforcement.

The Company may enforce the Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for the breach of the Agreement. The Agreement shall be enforced to the fullest extent permissible under the laws of the State of Israel, without regard to its conflict of law principles, and inure to the benefit of any successor to all or substantially all of the Company’s business. If any portion of the Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete such portion. The Consultant’s rights and obligations hereunder shall be in addition to the Consultant’s obligations towards the Company pursuant to applicable law or in equity. Consultant expressly consents to the exclusive personal jurisdiction and venue of Tel Aviv labor courts for any lawsuit arising from or relating to the Agreement.

4/19/09	Avi Molcho	/s/ Avi Molcho

Date	Name:	Signature:
The undersigned hereby agrees to be personally bound by the provisions of this Exhibit A and the Agreement as if he was the “Consultant”
/s/ Ehud Gilboa
Mr. Ehud Gilboa
Date: April 19, 2009